UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 19, 2009

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York 11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2009, Veeco announced certain senior management changes, including that John F. Rein, Jr., Veeco’s Executive Vice President and Chief Financial Officer, plans to retire from Veeco.  Veeco also announced that it has retained a search firm to assist in recruiting a new CFO.  Mr. Rein will continue in his current role until a successor is named.

In connection with the announcement, Veeco entered into a letter agreement, dated June 19, 2009 with John P. Kiernan, Veeco’s Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller, to provide him with a $100,000 retention incentive to be paid following the earlier of 120 days following the date on which a new CFO is named and commences employment (including the event in which Mr. Kiernan is selected as the new CFO) and July 1, 2010.  The agreement was designed to ensure Mr. Kiernan’s continued service to the Company during the transition to a new CFO.  If Mr. Kiernan resigns or is terminated for cause during the retention period, the award will be forfeited.  If he is terminated without cause or resigns for “good reason” (as defined in a separate agreement between the Company and Mr. Kiernan) during the retention period, the award will be deemed to have been earned and will be paid on the date it would have otherwise been payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

June 24, 2009	By:	/s/ Gregory A. Robbins

Gregory A. Robbins
Senior Vice President and General Counsel